Exhibit 99-1


                                   Vectren Corporation
                                   P.O. Box 209
                                   Evansville, IN 47702-0209

October 31, 2000

FOR IMMEDIATE RELEASE


Vectren Completes Acquisition
of DPL's Natural Gas Distribution Business

Evansville, Indiana (October 31, 2000) - Vectren Corporation (NYSE:VVC) today announced that it has completed the acquisition of the natural gas assets from The Dayton Power and Light Company (DP&L) a wholly owned subsidiary of DPL, Inc. (NYSE:DPL). The acquisition will become effective immediately prior to midnight tonight, October 31, 2000. The business will operate under the name Vectren Energy Delivery of Ohio, Inc.

The acquisition of DP&L's natural gas distribution business will add approximately 310,000 residential, commercial, industrial, and government gas customers to Vectren's existing customer base of more than 650,000 gas and electric customers. The service area of DP&L's natural gas business includes 16 counties in West Central Ohio and is contiguous to Vectren's distribution system in East Central Indiana.

"The acquisition of DP&L's natural gas distribution business will enable Vectren to provide energy-related products and services to nearly one million customers in the Midwest," said Niel C. Ellerbrook, Chairman and CEO of Vectren. "We believe this is another important step in moving us toward our objective of becoming the leading regional provider of energy and related applied technology solutions. With our neighboring services territories, DP&L's natural gas distribution business is a logical extension of our Indiana distribution operations."

Mr. Ellerbrook continued, "This acquisition brings a talented group of employees to us and we look forward to having them join our team as we continue to tackle the challenges of the ever changing industry and seize the opportunities those changes create. Vectren remains focused on long-term growth and diversification opportunities that generate shareholder value."

- more -


       two

Vectren also announced today the key leadership for the Ohio operations.

Doug Petitt, who formally served DPL in a number of areas, has been named president of Vectren Energy Delivery of Ohio, responsible for government and public affairs initiatives in that state. He will report to Andy Goebel, Vectren president and chief operating officer.

Steve Bramlage, who previously had positions in operations and engineering at Dayton, will be director of operations for the Ohio division, reporting to Tim Hewitt, currently president of Indiana Gas Company.

Vectren Corporation also stated that it will soon announce the reorganization of its entire Regulated Operations, including the combination of the Ohio and Indiana energy delivery functions, into a single business unit effective January 1, 2001. At that time, Tim Hewitt will become president of Vectren's Energy Delivery Business Unit and will report to J. Gordon Hurst, who will continue as executive vice president of Vectren and president of the utility group.

Hewitt joined Indiana Gas in 1981 as manager of merchandise sales. He was vice president of operations and engineering before he was promoted to president. His other positions included division sales manager, director of marketing and planning, vice president of marketing and vice president of sales and field operations. He is a graduate of Wabash College and earned an MBA from Indiana University. He was in retail management before joining Indiana Gas.

Petitt was employed by Dayton Power & Light for 11 years serving
in a number of areas.   His previous responsibilities included
natural gas and electric distribution operations, marketing and sales, demand side management programs, the Solution Center and the Energy Resources Center. He earned a BS degree in economics from the University of Louisville and an MBA from the University of Dayton.

Bramlage worked for Dayton Power & Light for 32 years. He has held field management positions in gas and electric construction, operations and customer service. He is a Dayton native who earned his degree in Electrical Engineering Technology from the University of Dayton.

- more -



       three

Vectren Corporation is proud of its history of quality customer service in Indiana. The addition of the Dayton area gas business makes Vectren a larger company with the resources to continue to provide competitively priced energy and to meet customers' need in the future.

Vectren will maintain the operation offices formerly run by Dayton Power & Light in the Ohio communities of Englewood,
Trotwood, Centerville, Fairborn, Wilmington, Bellefontaine and
Troy. These facillities are operation centers only.

Vectren is an energy holding company headquartered in Evansville, Indiana. Through its regulated subsidiaries, Vectren offers gas and/or electricity to nearly one million customers in adjoining service areas that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services, fiber-optic based communication services, and utility related services including materials management, debt collections, line locating, meter reading and trenching services to customers throughout the surrounding region.

###



This news release may contain forward-looking statements concerning our anticipation of future events that involve inherent risks and uncertainties. A number of important factors which are difficult to predict and many of which are beyond the control of the company could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties, including, but not limited to, economic or weather conditions affecting future sales, changes in markets for energy services, changing energy market prices, legislative and regulatory changes, including revised environmental requirements, industry restructuring, availability and cost of capital and other similar factors.

Investor Contact: Steven M. Schein, VP/Investor Relations (812) 491-
4209
sschein@vectren.com

Media Contact: Jeffrey W. Whiteside, VP/Corporate Communications (812)
491-4205
jwhiteside@vectren.com